Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Third Quarter 2021 Results

Record Oil, Natural Gas and Natural Gas Liquids Revenue

Record Net Income and Consolidated Adjusted EBITDA

Record Cash Available for Distribution per Common Unit

Rig Count Up 20% from Q2 21, Outpacing Overall Lower 48 Growth

FORT WORTH, Texas, November 4, 2021 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in more than 97,000 gross wells across 28 states, today announced financial and operating results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Q3 2021 run-rate daily production of 14,083 barrels of oil equivalent (“Boe”) per day (6:1), up 1% from Q2 2021

•	Record Q3 2021 oil, natural gas and NGL revenues of $47.6 million, an increase of 23% from Q2 2021, reflecting improved realized commodity prices

•	Record Q3 2021 net income of approximately $7.5 million and net income attributable to common units of approximately $1.8 million; an increase of 101% and 23%, respectively, from Q2 2021

•	Record Q3 2021 consolidated Adjusted EBITDA of $33.0 million, an increase of 18% from Q2 2021

•	Record cash available for distribution of $0.50 per common unit, an increase of 22% from Q2 2021

•	Kimbell expects to redeem all remaining Series A Cumulative Preferred Units outstanding in Q1 2022, further simplifying its capital structure and reducing its cost of capital

•	As of September 30, 2021, Kimbell’s major properties[1] had 4.71 net drilled but uncompleted wells (“DUCs”) and net permitted locations on its acreage (1.69 net DUCs and 3.02 net permitted locations), compared to 4.5 net wells needed to maintain flat production

•	As of September 30, 2021, Kimbell had 60 rigs actively drilling on its acreage, up 20% from Q2 2021 and representing 11.7%[2] market share of all rigs drilling in the continental United States as of such time

•	Announced a Q3 2021 cash distribution of $0.37 per common unit, an increase of 19% from Q2 2021, reflecting a payout ratio of 75% of cash available for distribution; implies a 10.3% annualized yield based on the November 3, 2021 closing price of $14.43 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s revolving credit facility

1 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 20% to Kimbell’s net inventory.

2 Based on Kimbell rig count of 60 and Baker Hughes U.S. land rig count of 513 as of October 1, 2021.

Kimbell Royalty Partners, LP – News Release

•	Kimbell affirms its financial and operational guidance ranges for 2021 previously disclosed in its Q4 2020 earnings release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, commented, “Surging commodity prices, especially natural gas, as well as a sequential production increase were the primary drivers of our record quarter. The operational momentum that we identified last quarter continued as evidenced by the 20% increase in our rig count at the end of Q3 2021 as compared to the end of Q2 2021, led by natural gas-driven basins such as the Haynesville and Mid-Con. The seeds for this operational momentum were planted in July 2018 when we completed the Haymaker acquisition, which provided a world-class mineral position in the core areas of the natural gas-heavy Haynesville shale. That decision is proving prescient in this market environment.

“Tailwinds continue in the global energy sector and fundamentals across the U.S. energy complex continue to improve. Inventory levels are low, rig count growth is tepid and operators continue to focus on balance sheet strength and free cash flow generation. We believe this energy ‘up cycle’ will last longer than previous cycles and that the modest increase in investment that is expected in 2022 will only serve to largely replace the significant depletion in drilled but uncompleted wells in the U.S., rather than providing much in the way of oil and natural gas production growth in the lower 48.

“The oil and natural gas royalty sector is particularly well-positioned to benefit from this cycle since we participate in the upside from commodity price inflation, but do not experience the cost inflation that is currently being experienced by both the energy services and upstream sectors. In fact, our cash G&A per BOE was flat between Q2 2021 and Q3 2021 even though our realized price per BOE increased 19%, driving positive operating leverage and record results.”

Ravnaas concluded, “In this new world where lower 48 production growth is expected to be modest at best, we believe that production stability and flat decline rates will be the new theme of energy investing rather than the hyper-growth models of the past. At only 4.5 net wells per year to keep production flat, with 4.71 net DUCs and permitted locations as of September 30, 2021, Kimbell was built for these conditions. We look forward to finishing the year strong and continue to be very excited about the future of Kimbell and its prospects for delivering unitholder value for years to come.”

Third Quarter 2021 Distribution and Debt Repayment

On October 22, 2021, the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “Board of Directors”), approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the third quarter of 2021, or $0.37 per common unit. The distribution will be payable on November 8, 2021 to common unitholders of record at the close of business on November 1, 2021. Kimbell plans to utilize the remaining 25% of cash available for distribution for the third quarter of 2021 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. Since May 2020 (excluding the expected upcoming pay down from the remaining 25% of Q3 2021 projected cash available for distribution), Kimbell has paid down approximately $36.9 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay down.

Kimbell Royalty Partners, LP – News Release

Kimbell expects that substantially all of its third quarter 2021 distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units.

Financial Highlights

Kimbell’s third quarter 2021 average realized price per Bbl of oil was $68.31, per Mcf of natural gas was $3.86, per Bbl of NGLs was $28.77 and per Boe combined was $35.16.

During the third quarter of 2021, the Company’s total revenues were $31.8 million, net income was approximately $7.5 million and net income attributable to common units was approximately $1.8 million, or $0.04 per common unit.

Total third quarter 2021 consolidated Adjusted EBITDA was $33.0 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the third quarter of 2021, G&A expense was $6.8 million, $4.0 million of which was Cash G&A expense, or $3.09 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures.  Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release).  Unit-based compensation in the third quarter of 2021, which is a non-cash G&A expense, was $2.8 million or $2.13 per Boe.

As of September 30, 2021, Kimbell had approximately $192.7 million in debt outstanding under its secured revolving credit facility, had net debt to third quarter 2021 trailing twelve month consolidated Adjusted EBITDA of approximately 1.7x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $72.3 million in undrawn capacity under its secured revolving credit facility as of September 30, 2021.

As of September 30, 2021 and November 4, 2021, Kimbell had outstanding 42,916,472 common units and 17,611,579 Class B units.

Production

Third quarter 2021 average daily production was 14,810 Boe per day (6:1), which consisted of 727 Boe per day related to prior period production recognized in Q3 2021 and 14,083 Boe per day of run-rate production. The 14,083 Boe per day of run-rate production was composed of approximately 62% from natural gas (6:1) and approximately 38% from liquids (25% from oil and 13% from NGLs). The prior period production recognized in Q3 2021 was primarily due to new wells outperforming estimates.

Kimbell Royalty Partners, LP – News Release

Operational Update

As of September 30, 2021, Kimbell’s major properties had 770 gross (1.69 net) DUCs and 674 gross (3.02 net) permitted locations on its acreage. In addition, as of September 30, 2021, Kimbell had 60 rigs actively drilling on its acreage, which represents an approximate 11.7% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of September 30, 2021(1)	Gross Permits as of September 30, 2021(1)	Net DUCs as of September 30, 2021(1)	Net Permits as of September 30, 2021(1)
Permian	328	270	0.56	0.82
Eagle Ford	74	74	0.32	0.66
Haynesville	86	25	0.33	0.30
Mid-Continent	96	58	0.19	0.10
Bakken	153	166	0.22	0.72
Appalachia	12	38	0.03	0.13
Rockies	21	43	0.04	0.29
Total	770	674	1.69	3.02

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management could add an additional 20% to Kimbell's net inventory.

Kimbell Royalty Partners, LP – News Release

Hedging Update

The following provides information concerning Kimbell’s hedge book as of September 30, 2021:

Fixed Price Swaps as of September 30, 2021
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
4Q 2021	134,964	1,735,672	$44.58	$2.49
1Q 2022	132,030	1,697,940	$36.76	$2.61
2Q 2022	119,938	1,516,697	$41.77	$2.23
3Q 2022	139,196	1,759,316	$43.52	$2.44
4Q 2022	109,388	1,383,496	$46.00	$2.58
1Q 2023	91,854	1,204,308	$53.38	$2.73
2Q 2023	70,889	998,179	$61.16	$2.52
3Q 2023	72,680	1,047,880	$61.70	$3.09

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss third quarter 2021 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through November 12, 2021 by dialing 201-612-7415 and using the conference ID 13720589#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On November 4, 2021, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 97,000 gross wells with over 41,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices, changes to supply and demand for oil, natural gas and NGLs and the recent ongoing COVID-19 outbreak and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized, risks relating to the COVID-19 outbreak, and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks related to the impact of COVID-19 on the global economy and Kimbell’s business, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Springbok assets, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

September 30,
2021
Assets:
Current assets
Cash and cash equivalents	$12,699
Oil, natural gas and NGL receivables	30,683
Accounts receivable and other current assets	1,495
Total current assets	44,877
Property and equipment, net	2,258
Investment in affiliate (equity method)	4,690
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,149,611
Less: accumulated depreciation, depletion and impairment	(652,252)
Total oil and natural gas properties, net	497,359
Right-of-use assets, net	2,922
Derivative assets	661
Loan origination costs, net	4,282
Total assets	$557,049
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$1,028
Other current liabilities	6,318
Derivative liabilities	33,731
Total current liabilities	41,077
Operating lease liabilities, excluding current portion	2,639
Derivative liabilities	8,180
Long-term debt	192,710
Other liabilities	480
Total liabilities	245,086
Commitments and contingencies
Mezzanine equity:
Series A preferred units	20,407
Unitholders' equity:
Common units	270,527
Class B units	881
Total unitholders' equity	271,408
Noncontrolling interest	20,148
Total equity	291,556
Total liabilities, mezzanine equity and unitholders' equity	$557,049

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	September 30, 2021	September 30, 2020
Revenue
Oil, natural gas and NGL revenues	$47,638	$24,326
Lease bonus and other income	1,723	16
Loss on commodity derivative instruments, net	(17,567)	(5,898)
Total revenues	31,794	18,444
Costs and expenses
Production and ad valorem taxes	3,105	1,840
Depreciation and depletion expense	8,829	10,705
Impairment of oil and natural gas properties	—	22,237
Marketing and other deductions	2,996	2,512
General and administrative expenses	6,766	6,111
Total costs and expenses	21,696	43,405
Operating income (loss)	10,098	(24,961)
Other income (expense)
Equity income in affiliate	261	293
Interest expense	(2,495)	(1,603)
Other expense	(398)	(100)
Net income (loss) before income taxes	7,466	(26,371)
Benefit from income taxes	—	(694)
Net income (loss)	7,466	(25,677)
Distribution and accretion on Series A preferred units	(4,850)	(1,578)
Net (income) loss attributable to noncontrolling interests	(761)	9,482
Distributions on Class B units	(17)	(23)
Net income (loss) attributable to common units	$1,838	$(17,796)

Basic	$0.04	$(0.50)
Diluted	$0.04	$(0.50)
Weighted average number of common units outstanding
Basic	41,106,157	35,423,112
Diluted	42,916,472	35,423,112

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss) before interest expense, non-cash unit-based compensation, unrealized gains and losses on derivative instruments, cash distributions from affiliate, equity income from affiliates, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense, and adjusted for distributions from equity investments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	September 30, 2021	September 30, 2020
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$25,123	$12,379
Interest expense	2,495	1,603
Benefit from income taxes	—	(694)
Impairment of oil and natural gas properties	—	(22,237)
Amortization of right-of-use assets	(76)	(70)
Amortization of loan origination costs	(395)	(276)
Equity income in affiliate	261	293
Forfeiture of restricted units	—	13
Unit-based compensation	(2,761)	(2,446)
Loss on derivative instruments, net of settlements	(11,252)	(6,573)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	6,965	4,273
Accounts receivable and other current assets	(54)	559
Accounts payable	—	195
Other current liabilities	(1,417)	(1,151)
Operating lease liabilities	76	69
Consolidated EBITDA	$18,965	$(14,063)
Add:
Impairment of oil and natural gas properties	—	22,237
Unit-based compensation	2,761	2,446
Loss on commodity derivative instruments, net of settlements	11,252	6,573
Cash distribution from affiliate	314	211
Equity income in affiliate	(261)	(293)
Consolidated Adjusted EBITDA	$33,031	$17,111
Adjusted EBITDA attributable to noncontrolling interest	(9,611)	(5,953)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$23,420	$11,158

Adjustments to reconcile Adjusted EBITDA to cash available
for distribution
Cash interest expense	1,426	902
Cash distributions on Series A preferred units	310	628
Distributions on Class B units	18	23
Cash available for distribution on common units	$21,666	$9,605

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
September 30, 2021
Net income	$7,466
Depreciation and depletion expense	8,829
Interest expense	2,495
Cash distribution from affiliate	175
Benefit from income taxes	—
Consolidated EBITDA	$18,965
Unit-based compensation	2,761
Loss on derivative instruments, net of settlements	11,252
Cash distribution from affiliate	314
Equity income in affiliate	(261)
Consolidated Adjusted EBITDA	$33,031
Adjusted EBITDA attributable to noncontrolling interest	(9,611)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$23,420

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	1,426
Cash distributions on Series A preferred units	310
Distributions on Class B units	18
Cash available for distribution on common units	$21,666

Common units outstanding on September 30, 2021	42,916,472

Cash available for distribution per common unit outstanding	$0.50

Common units outstanding on November 1, 2021 Record Date	42,916,472

Third quarter 2021 distribution declared (1)	$0.37

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
September 30, 2020
Net loss	$(25,677)
Depreciation and depletion expense	10,705
Interest expense	1,603
Benefit from income taxes	(694)
Consolidated EBITDA	$(14,063)
Impairment of oil and natural gas properties	22,237
Unit-based compensation	2,446
Loss on derivative instruments, net of settlements	6,573
Cash distribution from affiliate	211
Equity income in affiliate	(293)
Consolidated Adjusted EBITDA	$17,111
Adjusted EBITDA attributable to noncontrolling interest	(5,953)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,158

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	902
Cash distributions on Series A preferred units	628
Distributions on Class B units	23
Cash available for distribution on common units	$9,605

Common units outstanding on September 30, 2020	38,948,023

Cash available for distribution per common unit outstanding	$0.25

Common units outstanding on November 2, 2020 Record Date	38,948,023

Third quarter 2020 distribution declared (1)	$0.19

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended
	September 30, 2021
Net income	$7,466
Depreciation and depletion expense	8,829
Interest expense	2,495
Cash distribution from affiliate	175
Benefit from income taxes	—
Consolidated EBITDA	$18,965
Unit-based compensation	2,761
Loss on derivative instruments, net of settlements	11,252
Cash distribution from affiliate	314
Equity income in affiliate	(261)
Consolidated Adjusted EBITDA	$33,031

Q4 2020 - Q2 2021 Consolidated Adjusted EBITDA (1)	71,917
Trailing Twelve Month Consolidated Adjusted EBITDA	$104,948

Long-term debt (as of 9/30/21)	192,710
Cash and cash equivalents (as of 9/30/21)	(12,699)
Net debt (as of 9/30/21)	$180,011

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.7	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended December 31, 2020, March 31, 2021 and June 30, 2021 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net loss to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.